Exhibit 99.1

FOR IMMEDIATE RELEASE

ARCA ANNOUNCES FINAL JUDGMENT AND DISMISSAL OF ALL CLAIMS IN SECURITIES CLASS ACTION LAWSUIT

MINNEAPOLIS, October 27, 2016 /PRNewswire/ -- Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI), a leading provider of appliance retailing and recycling services, today announced that the United States District Court for the Central District of California has dismissed with prejudice all claims asserted by the lead plaintiffs in a securities class action lawsuit against Appliance Recycling Centers of America, Inc. (“ARCA” or the "Company") and certain current and former officers of the Company.

As previously announced by the Company, on November 24, 2015 the Court granted the motion of ARCA and its officers to dismiss the lawsuit commenced against them on March 6, 2015, by Jason Feola, individually and as a putative representative of a class consisting of purchasers of the Company's common stock between March 15, 2012 and February 11, 2015. That dismissal of the First Amended Complaint was without prejudice, and the lead plaintiffs filed a Second Amended Complaint on December 15, 2015. The Company and its officers moved to dismiss the Second Amended Complaint, and on August 25, 2016, the Court again dismissed all claims asserted in the Second Amended Complaint without prejudice. The lead plaintiffs did not pursue a further amendment, and the Court entered final judgment, dismissing all claims with prejudice, on October 21, 2016. No payment or any other consideration was paid by ARCA or its officers in connection with the lawsuit’s dismissal.

Plaintiffs have the right to appeal the Court’s dismissal within 30 days of the final judgment. Based on the Court’s rulings, the Company intends to seek the dismissal of a shareholder derivative action in Minnesota that was filed after the putative class action and was temporarily stayed by agreement of the parties pending the outcome of the dismissal motions in the putative class action lawsuit. The Company and the other named defendants are represented by Orrick, Herrington & Sutcliffe LLP.

"We are pleased with the Court's dismissal of the action," said Tony Isaac, Chief Executive Officer of ARCA. "We believe the ruling supports our position that the lawsuit was frivolous and without merit. We will continue to focus our efforts on paving the way for a brighter future, working to serve our clients and to offer the highest quality service levels."

About ARCA

ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA (www.ARCAInc.com) is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world's leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® (www.ApplianceSmart.com) sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA's future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA's periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Tony Isaac, Chief Executive Officer
(952) 930-9000